Exhibit 99.1

CONTACT:

Susan Flinn
Investor Relations
(203) 661-1926 ext. 6630

BLYTH, INC. ANNOUNCES CHANGES TO BOARD OF DIRECTORS
Neal Goldman Retires and Jim Williams Elected

GREENWICH, CT, August 7, 2014: Blyth, Inc. (NYSE: BTH), a direct to consumer company and leading designer and marketer of candles and accessories for the home, as well as health & wellness products sold through the direct selling and direct marketing channels, today announced the retirement of Neal I. Goldman from its Board of Directors. The company also announced the election of Jim Williams, President, Chief Executive Officer and Managing Partner of Karlen Williams Graybill Advertising, Inc. to its board. The election is effective immediately.

Mr. Goldman, age 69, who is a member of the Compensation and the Nominating and Corporate Governance Committees, has been a director since 1991. He is the President of Goldman Capital Management, Inc., an investment advisory firm.

Robert B. Goergen, Jr., Blyth’s Chief Executive Officer, commented “Neal has been an outstanding director for over two decades and his knowledge of the financial markets have been instrumental in shaping our thinking. I would like to thank Neal for his dedicated service over the years.”

“We are delighted to welcome Jim to the board,” Mr. Goergen continued. “Jim brings leadership, strategy and a strong knowledge of marketing, social media and global consumer insight. I look forward to the new perspective that Jim brings to the Company.”

Mr. Williams will serve on the Audit Committee.

Mr. Williams has been President, Chief Executive Officer and Managing Partner of Karlen Williams Graybill Advertising, Inc. (“KWG”) since 1998. In 1993, he bought an equity stake in Karlen Advertising and since taking ownership, Mr. Williams has grown KWG into one of the country’s largest independent, full-service marketing consultancies. KWG is agency of record for a number of Fortune 500 companies and services some of the fastest growing entrepreneurial start-ups in the country. Prior to joining Karlen, Mr. Williams served as Associate Editor of Leaders Magazine. He started his career as a Copywriter and Creative Director in Memphis, Tenn.

Mr. Williams owns controlling interest in I.M Productions and the communications business Better Brand Initiatives, licensor of FYI Before You BuyTM. He is a member of the Ad Club of New York and the One

Club. He sits on Gerson Lehrman’s Council of Advisors and is a board member and committee chair of The Cathedral School of St. John the Divine.

Blyth, Inc., headquartered in Greenwich, CT, USA, is a direct to consumer business focused on the direct selling and direct marketing channels in twenty-one countries. It designs and markets candles and accessories for the home as well as health & wellness products through the direct selling channel, utilizing both the home party plan and the network marketing methods. The Company also designs and markets health, wellness and beauty products, household convenience items and personalized gifts through the catalog/Internet channel. Its products are sold direct to the consumer under the PartyLite® and ViSalus® brands and to consumers in the catalog/Internet channel under the Miles Kimball®, Walter Drake®, Easy Comforts®, As We Change® and Exposures® brands.

Blyth, Inc. may be found on the Internet at www.blyth.com.

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